Exhibit 2.2

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is made and entered into as of ___________ ____, 2007 (this "Agreement"), by and among (i) DGSE Companies, Inc., a Nevada corporation (together with its successors and permitted assigns, "DGSE"), (ii) Stanford International Bank, Ltd., a company organized under the laws of Antigua and Barbuda, as agent and representative for the stockholders of Superior Galleries, Inc., a Delaware corporation (f/k/a Tangible Asset Galleries, Inc., a Nevada corporation) ("Superior") listed from time to time on Exhibit A hereto (the
"Stockholders") (in such capacity, together with any successors in such capacity, the "Stockholder Agent"), and (iii) ________________, a _________ _______, as securities intermediary and escrow agent (in such capacity, the "Escrow Agent"). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in that certain Amended and Restated Agreement and Plan of Merger and Reorganization, made and entered into as of January 6, 2007 (the "Merger Agreement"), by and among DGSE, DGSE Merger Corp., a Delaware corporation ("Merger Sub"), Superior and the Stockholder Agent.

                                 R E C I T A L S
                                 ---------------

     WHEREAS, the Merger Agreement provides for the merger of Superior with and into Merger Sub, with Superior as the surviving company and a wholly-owned subsidiary of DGSE (the "Merger");

     WHEREAS, pursuant to the Merger, all outstanding capital stock of Superior may be exchanged for shares of common stock, par value $0.01 per share, of DGSE (the "DGSE Common Stock"), subject to the terms and conditions set forth in the Merger Agreement;

     WHEREAS, Section 3.14 and ARTICLE VIII of the Merger Agreement provide that a separate escrow account (the "Escrow Account") shall be established for the purpose of securing the indemnification obligations of the Stockholders set forth in Article VIII of the Merger Agreement;

     WHEREAS, the Stockholders have adopted and approved the Merger Agreement and irrevocably appointed and constituted the Stockholder Agent as their exclusive agent and representative for purposes of the Merger Agreement and this Agreement;

     WHEREAS, simultaneously with the effectiveness of this Agreement, DGSE shall deliver to the Escrow Agent, on behalf of the Stockholders, shares of DGSE Common Stock as provided in Section 1, which shares shall be deposited in the Escrow Account;

     WHEREAS, pursuant to the DiGenova Warrant, (i) DiGenova has agreed that a portion of the shares to be issued upon the exercise of such warrant shall be subject to the escrow provisions of the Merger Agreement and this Agreement,
(ii) upon exercise of the DiGenova Warrant, DGSE is obligated to deposit a portion of the shares for which such warrant is exercised into the Escrow Account for the purpose of securing the indemnification obligations of the Stockholders and DiGenova set forth in Article VIII of the Merger Agreement (the "Warrant Shares"), and (iii) the holder of such warrant has irrevocably appointed and constituted the Stockholder Agent as their exclusive agent and representative for purposes of the applicable provisions of the Merger Agreement and this Agreement;

     WHEREAS, the Escrow Agent desires to act as the escrow agent as provided in this Agreement; and

     WHEREAS, the Parties desire to establish the terms and conditions pursuant to which the Escrow Account shall be established and maintained.

                                A G R E E M E N T
                                -----------------

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto (collectively, the "Parties"), intending to be legally bound, hereby agree as follows:

     1. Commencement of Duties; Escrow Account.

         1.1 Commencement of Duties. Upon receipt by the Escrow Agent of the shares of DGSE Common Stock provided in Section 1.2, (i) the Escrow Agent shall deliver a notice to DGSE and to the Stockholder Agent acknowledging such receipt, and (ii) the Escrow Agent shall hold any Escrow Cash (defined below) the Escrow Shares (defined below) and any proceeds of the foregoing in escrow pursuant to the terms of this Agreement. The Escrow Agent shall hold and safeguard the Escrow Account during the Escrow Period (defined below), shall treat such accounts as trust funds in accordance with the terms of this Agreement and not as the property of the Escrow Agent, DGSE, the Stockholders or the Stockholder Agent and shall hold and dispose of the cash and shares in the Escrow Account only in accordance with the terms set forth in this Agreement.

         1.2 Initial Share Deposits. Simultaneously with the effectiveness of this Agreement, DGSE shall deliver to the Escrow Agent, on behalf of the Stockholders and for the benefit of the Indemnified Parties, including as beneficiaries and secured parties, stock certificates evidencing the number of shares of DGSE Common Stock as determined in accordance with Section 3.14(a) of the Merger Agreement, issued in the name of the Escrow Agent, in its capacity as escrow agent hereunder, or its nominee, and containing the restrictive legend set forth on Exhibit C, for deposit in the Escrow Account as security for the Indemnified Parties, as further provided herein. Upon the exercise of the DiGenova Warrant, DGSE shall deliver to the Escrow Agent, on behalf of DiGenova and for the benefit of the Indemnified Parties, including as beneficiaries and secured parties, stock certificates evidencing the number of shares of DGSE Common Stock as determined in accordance with Section 6 of the DiGenova Warrant, issued in the name of the Escrow Agent, in its capacity as escrow agent hereunder, or its nominee, and containing the restrictive legend set forth on Exhibit C, for deposit in the Escrow Account as security for the Indemnified Parties, as further provided herein. The shares of DGSE Common Stock held in the Escrow Account from time to time shall collectively be referred to as the "Escrow Shares".

         1.3 Investment of Escrow Cash. Upon receipt of any cash, including upon the sale or liquidation of, or the declaration of any cash dividend or distribution in respect of, any Escrow Shares (any such cash, the "Escrow Cash"), the Escrow Agent shall invest and re-invest such cash (i) solely at the risk of the beneficiaries of the Escrow Account; (ii) in the name of the Escrow Agent or its nominee; and (iii) in such amounts and in such Permitted
Investments (as defined below) as DGSE may designate in writing from time to time. Income, if any, resulting from the investment of the Escrow Cash or the liquidation of Permitted Investments shall be retained by the Escrow Agent and will be considered, for all purposes of this Agreement, to be part of the Escrow Cash deposited in the Escrow Account. "Permitted Investments" means an investment in any of the following accounts, securities and instruments: (i) demand deposits, certificates of deposit, bankers acceptances, time deposits and other deposit accounts with commercial banks organized under the laws of the United States of American, or any State thereof, having an aggregate capital and surplus in excess of $100,000,000 and, to the extent applicable, having a maturity of not more than 180 days from the date of investment therein; (ii) investments in marketable direct obligations of, or obligations unconditionally and fully guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) and maturing not more than one year from the date of investment therein; (iii) open market commercial paper rated at least "A1" or "P1" or better by a nationally recognized statistical rating organization and maturing not more than one year from the issuance thereof; (iv) money market and other mutual funds invested solely in (A) the types of Permitted Investments described in clauses (i) through (iii), inclusive, of this definition of Permitted Investments, and (B) investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business. Any interest earnings from any Permitted Investment shall be credited upon receipt by the Escrow Agent to the Escrow Fund. [ DGSE and the Stockholder Agent each hereby acknowledges that pursuant to national banking regulations, it has been informed that it is entitled to receive separate written notification of every security transaction effected for the Escrow Account and wishes to waive receipt of such notification in view of the inclusion of such information in the transaction statements to be provided to it by the Escrow Agent. ]

         1.4 Share Dividends, Etc. Any shares of DGSE Common Stock or other equity securities issued or distributed by DGSE (including shares issued in connection with a stock split or other reclassification) ("New Shares") in respect of Escrow Shares that have not been released from the Escrow Account shall be deposited in the Escrow Account and become a part thereof, and shall be considered Escrow Shares for all purposes of this Agreement. New Shares issued in respect of shares of DGSE Common Stock that have been paid or released from the Escrow Account shall not be deposited in the Escrow Account, but shall be distributed to the respective record holders of such paid or released shares.

         1.5 Voting of Shares. The Stockholders shall be entitled to vote their respective pro rata portion of Escrow Shares, based on their respective percentage interest as set forth on Exhibit A. DGSE shall deliver any communications it distributes to its stockholders qua stockholders, including notices of meetings, annual reports and proxy statements, to the Stockholder Agent at the time such communications are delivered to its other stockholders. The Stockholder Agent shall deliver such communications to the respective Stockholders and, in accordance with the instructions received from the Stockholders, direct the Escrow Agent in writing as to the exercise of voting rights pertaining to the Escrow Shares as to which such voting instructions have been received, and not to act with respect to any Escrow Shares for which no or invalid instructions have been received from any Stockholders, and the Escrow Agent shall comply with any such written instructions from the Stockholder Agent. To the extent of the absence of such instructions from the Stockholder Agent, the Escrow Agent shall vote the Escrow Shares in the same manner, including abstaining from voting, as broker non-votes with respect to each matter being acted upon. Beyond the delivery of DGSE proxies or consents to the Stockholders as aforesaid, the Stockholder Agent shall have no obligation to solicit consents or proxies from the Stockholders for purposes of any such vote.

         1.6 Issued and Outstanding. The Escrow Shares shall appear as issued and outstanding shares on the books and records of DGSE.

         1.7 Transferability of Interests by Stockholders. The interests of the Stockholders in the Escrow Account, or the Escrow Cash, Escrow Shares, Permitted Investments and other assets from time to time held in the Escrow Account (collectively, the "Escrow Assets"), may not be sold, assigned or otherwise Transferred, other than strictly in accordance with the limited exceptions provided in Section 3.15 of the Merger Agreement. The applicable Stockholder effecting, or any Party who has actual notice of, any such permitted sale, assignment or other Transfer shall promptly provide notice to the Escrow Agent, Stockholder Agent and DGSE thereof, and no such sale, assignment or other Transfer shall be valid or effective until such notice has been duly provided.

     2. Escrow Account.

         2.1 Escrow Period. The Escrow Agent shall establish the Escrow Account immediately upon the effectiveness of this Agreement, and will terminate the Escrow Account at 5:00 p.m., Pacific time, on the date (as adjusted pursuant hereto, the "Expiration Date") that is one calendar year after the Effective Time (such period of time, as adjusted pursuant hereto, the "Escrow Period"); provided, however, that in the event DGSE notifies the Escrow Agent that any Indemnified Party has made a claim under Article VIII of the Merger Agreement prior to the Expiration Date which claim has not yet been fully and finally resolved and settled on the Expiration Date (an "Unresolved Claim"), the Escrow Period shall be extended, the Expiration Date, the termination of the Escrow Account, and the release of shares of DGSE Common Stock having an aggregate value of the maximum aggregate amount of all Unresolved Claims shall be delayed, until the earlier to occur of (i) ten Business Days after DGSE notifies the Escrow Agent and the Stockholder Agent that it has determined that each Unresolved Claim has been fully and finally resolved, settled and satisfied, and
(ii) the date no Escrow Assets remain in or are due to the Escrow Account.

         2.2 Funding. The Escrow Agent shall deposit cash (if any) and shares of DGSE Common Stock in the Escrow Account as provided in Section 1.

         2.3 Use of Account.

             (a) Indemnified Party Claims. The Stockholders have agreed to indemnify, defend and hold harmless DGSE and its Representatives and Affiliates (including the Surviving Corporation) (collectively, the "Indemnified Parties") in Section 8.2 of the Merger Agreement from and against any Losses, as set forth in Article VIII of the Merger Agreement. DiGenova has additionally agreed to indemnify, defend and hold harmless the Indemnified Parties in Section 6 of the DiGenova Warrant. The Stockholder Agent, on behalf of the Stockholders, expressly agrees, and by virtue of the approval of the Merger and the Merger Agreement each Stockholder has agreed and consented, and by virtue of accepting the DiGenova Warrant DiGenova has agreed and consented, that the Escrow Assets
(i) shall be available to satisfy, including as security for, such indemnity obligations, subject to the limitations and in the manner provided for in this Agreement, and (ii) are subject to release and payment to DGSE or other Indemnified Parties upon the terms and subject to the conditions set forth herein and in the Merger Agreement.

             (b) Distributions. The Escrow Agent shall establish and maintain the Escrow Account solely for the purposes of (i) satisfying the indemnification obligations of the stockholders of Superior under the Merger Agreement, and (ii) distributing any assets remaining in the Escrow Account upon the expiration of the Escrow Period as provided in Section 2.7.

         2.4 Claims.

             (a) Indemnified Party. The Escrow Agent shall distribute assets from the Escrow Account to satisfy the claim of an Indemnified Party only upon receipt of: (i) joint instructions executed by DGSE and the Stockholder Agent;
(ii) a final written decision of an arbitrator submitted by DGSE on behalf of the applicable Indemnified Party, or (iii) a final non-appealable order of a court of competent jurisdiction submitted by DGSE on behalf of the applicable Indemnified Party; in each case containing instructions to the Escrow Agent concerning the release of assets from the Escrow Account (including the name of the payee and the amount of the payment). Upon payment in full of a claim so received pursuant to Section 2.5, the Escrow Agent shall deem such claim finally resolved, settled and satisfied for purposes of this Agreement. In the event there are insufficient assets to pay the claims of all Indemnified Parties, the claims made by DGSE shall be satisfied first and all other claims shall be satisfied on a pro rata basis from the remaining assets.

         2.5 Payments from Escrow Account. In the event any Indemnified Party is entitled to payment on a claim from the Escrow Account, the Escrow Agent shall make such payment:

             (a) first, out of any Escrow Cash then held in the Escrow Account,

             (b) second, if commercially reasonable or upon the written request of DGSE, out of cash received upon the liquidation of any Permitted Investments or other assets (other than Escrow Shares) then held in the Escrow Account; and


         (c) finally, out of the Escrow Shares by delivering to such Indemnified Party a number of Escrow Shares from the Escrow Account having a value equal to the remaining amount of the payment due, with such shares being valued at the per-share value equal to $2.67 (the "Share Value"); provided, however, that in the event of any Capitalization Adjustment with respect to the DGSE Common Stock occurring after the Effective Time, the Share Value shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Section 2.5(c) prior to such Capitalization Adjustment.

Any  distribution  of Escrow  Assets to an  Indemnified  Party  pursuant to this
Section 2 shall be deemed paid by the Stockholders on a pro rata basis. calculated in accordance with the percentages set forth opposite the respective Stockholder names on Exhibit A.

         2.6 Release. During the ten Business Days prior to the expiration of the Escrow Period, the Escrow Agent shall use its commercially reasonable efforts to liquidate all Escrow Assets (other than Escrow Shares and Escrow
Cash) held in the Escrow Account so that no Escrow Assets other than Escrow Shares and Escrow Cash will remain in the Escrow Account upon the expiration of the Escrow Period. Upon the expiration of the Escrow Period, or as soon as reasonably practicable thereafter, subject to Section 4.11, the Escrow Agent shall distribute all of the Escrow Assets then held in the Escrow Account to the Stockholders pursuant to Section 2.7.

         2.7 Distribution. Any distribution of all or a portion of the Escrow Assets then held in the Escrow Account to the Stockholders pursuant to Section
2.6 shall be distributed on a pro rata basis to the stockholders of Superior immediately prior to the Merger, and to DiGenova with respect to the Warrant Shares, in accordance with the percentages set forth opposite such stockholders' respective names on Exhibit A; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Assets otherwise distributable to any stockholder who (i) is a Dissenting Stockholder, or (ii) has not, according to a written notice provided by DGSE to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement its stock certificates formerly representing Company Common Shares (or delivered the affidavit and bond, if any, specified in Section 3.4(i) of the Merger Agreement). Any such withheld Escrow Assets shall be delivered to DGSE promptly after the expiration of the Escrow Period, and, with respect to such Stockholders other than Dissenting Stockholders, shall be delivered by DGSE to the Stockholders to whom such Escrow Assets would have otherwise been distributed upon surrender of their certificates representing Company Common Shares (or delivery of such affidavit and bond, if any). The Escrow Agent shall distribute Escrow Assets to the respective Stockholders by mailing a check representing the funds, or directing the transfer agent for the DGSE Common Stock to deliver a stock certificate representing such Escrow Shares, due to such Stockholder at its address shown on Exhibit A by certified mail, return receipt requested. No fractional Escrow Shares shall be distributed to the Stockholders pursuant to this Agreement and, upon notification of a permitted distribution to the Stockholders, DGSE shall provide, or cause its transfer agent to provide, stock certificates evidencing a number of shares that each Stockholder shall receive rounded up to the nearest whole number of shares.

         2.8 Securities Accounts. The Escrow Account shall be a "securities account" (as defined in Section 8-501 of the Uniform Commercial Code).

         2.9 Calculations. Notwithstanding anything herein to the contrary, the Person requesting a distribution shall make any and all calculations required to be made pursuant to this Section 2, including the value of the Escrow Shares, and certify the same to the Escrow Agent.

     3. Stockholder Agent. The parties hereto acknowledge and accept the provisions of Section 8.5 of the Merger Agreement concerning the Stockholder Agent, which are incorporated herein by reference. Any successor Stockholder Agent under the Merger Agreement shall become the Stockholder Agent hereunder, as provided in such Section 8.15.

     4. Escrow Agent.

         4.1 Appointment and Acceptance. DGSE and the Stockholder Agent hereby appoint the Escrow Agent as escrow agent in relation to or in connection with this Agreement and the Merger Agreement. The approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of Superior constitutes, without any further action on the part of any such stockholders, the consent and authorization of each of such stockholders for the Escrow Agent to act as the escrow agent pursuant to the terms and provisions hereof. The Escrow Agent hereby accepts such appointments.

         4.2 Duties. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions that the Escrow Agent may receive from DGSE and the Stockholder Agent from time to time as provided herein, upon which instructions the Escrow Agent may conclusively rely.

         4.3 Compliance with Orders, Etc. The Escrow Agent is authorized to comply with and obey orders, awards, judgments or decrees of any court of law or arbitration tribunal, notwithstanding any notices, warnings or other communications from any party hereto or any other Person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitration tribunal, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         4.4 Additional Instructions. The Escrow Agent may from time to time request further information, instructions or direction from DGSE or the Stockholder Agent, as the case may be, as it reasonably deems necessary in the performance of its duties hereunder, and DGSE or the Stockholder Agent, as applicable, shall use their respective commercially reasonable efforts promptly to provide such information, instructions or direction, upon which the Escrow Agent may conclusively rely.

         4.5 Limitation of Liability. In performing any duties hereunder, the Escrow Agent shall not be liable to any party hereto for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that the Escrow Agent in good faith believes to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel (whether such counsel will be regularly retained or specifically employed) in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party hereto or beneficiary hereof. The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT'S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         4.6 Disputes. If any controversy arises between the parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement, the Escrow Agent shall not be required to determine the controversy or to take any action regarding it. Furthermore, the Escrow Agent may file an action of interpleader requiring the parties hereto to answer and litigate any claims and rights amongst themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and Escrow Assets; provided, however, that all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action shall be reimbursed equally by the Stockholders (subject to Section 4.12), on the one hand, and DGSE, on the other hand, it being agreed and understood that the Escrow Agent shall have a prior lien upon the Escrow Assets with respect to its costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action, superior to the interests of any other Person. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

         4.7 Indemnification. DGSE and the Stockholders (subject to Section 4.12), and their respective successors and assigns, shall jointly and severally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, attorneys fees and disbursements, that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement. Such indemnification shall survive the resignation or removal of the Escrow Agent, or the termination of this Agreement.

         4.8 Resignation and Removal. The Escrow Agent may resign at any time upon sixty days written notice to DGSE and the Stockholder Agent, and the duties of the Escrow Agent shall terminate at the time specified in such notice (but not less than sixty days after delivery to DGSE). The Escrow Agent may be removed at any time by notice from DGSE, and the duties of the Escrow Agent shall terminate at the time specified in such notice. Upon the termination of its duties hereunder, the Escrow Agent shall promptly deliver the balance of the Escrow Assets, and any documentation or notices or other communications relating to the Escrow Account, the Escrow Assets or this Agreement, then in its possession to a successor escrow agent, as identified by a written notice delivered by DGSE to the Escrow Agent.

         4.9 Successors. DGSE may appoint the successor escrow agent (i) without the consent of the Stockholder Agent if such successor is a commercial bank organized under the laws of the United States of America, or any State thereof, having an aggregate capital and surplus in excess of $50,000,000 and being a "securities intermediary" for purposes of the applicable Uniform Commercial Code, or (ii) with the consent of the Stockholder Agent (which the Stockholder Agent may not unreasonably withhold, delay or condition). If DGSE shall have failed to appoint a successor escrow agent prior to the termination of the

Escrow Agent's duties as provided in this Section 4.9, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, with due regard to the qualifications for a successor escrow agent specified in clause (i) next preceding, and any such resulting appointment shall be binding upon all of the parties hereto and beneficiaries hereof. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties (but not accrued liabilities) of the predecessor escrow agent as if originally named as escrow agent. Upon resignation in accordance with this
Section 4.9, the Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

         4.10 Fees. All fees of the Escrow Agent for performance of its duties under this Agreement shall be paid one-half by DGSE and (subject to Section 4.12) one-half by the Stockholders. Exhibit B sets forth the usual fees and charges agreed upon for services of the Escrow Agent as contemplated by this Agreement. In the event the Escrow Agent renders any service not provided for in Exhibit B, or if the parties request a substantial modification of its terms, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Account, the Escrow Agent's reasonable costs and expenses shall be paid (i) in the case the Escrow Agent is made a party to any litigation by DGSE or the Stockholder Agent, by DGSE or the Stockholders, as the case may be, or (ii) otherwise, one-half by DGSE and (subject to Section 4.12) one-half by the Stockholders.

         4.11 Set-Off. In the event that the Escrow Agent is authorized to make disbursements to any party to or beneficiary of this Agreement pursuant to and in accordance with the terms of this Agreement, and fees and expenses are due and payable to the Escrow Agent pursuant to the terms of this Agreement by the party or beneficiary receiving such disbursement, the Escrow Agent is hereby authorized to offset such amounts due and payable to it against such disbursement to such party or beneficiary.

         4.12 Limitations on Stockholder Payments. The obligations of the Stockholders to make payments to the Escrow Agent hereunder, other than pursuant to Section 5 (as to which the limitations of this Section 4.12 shall not apply), shall be strictly and exclusively limited to the Escrow Assets. If the Escrow Assets shall be insufficient to pay the fees of or other amounts due to the Escrow Agent hereunder, DGSE shall make such payments on behalf of the Stockholders (subject to reimbursement in the event any Escrow Assets thereafter become available).

     5. Tax Matters. The Escrow Agent shall be responsible for reporting any interest earned, as of each calendar year-end, on the Escrow Cash or Permitted Investments, or any cash dividends or other distributions made in respect of the Escrow Shares, to the IRS, whether or not such income was distributed by the Escrow Agent during any particular year. The Stockholder Agent shall provide a completed IRS Form W-8 (an original W-8 is required) or Form W-9 to the Escrow Agent upon the signing of this Agreement. The Escrow Agent may delay accepting any Escrow Cash until the IRS forms shall have been provided. Notwithstanding
Section 4.12, each Stockholder, severally but not jointly, covenants and agrees to indemnify and hold the Escrow Agent harmless against all liability for tax withholding or reporting for any payments made by the Escrow Agent to such Stockholder pursuant to this Agreement. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return, other than 1099-INT reporting, with respect to any transaction, whether or not related to the Agreement or any Related Agreements, that occurs outside of the Escrow Account.

     6. Miscellaneous.

         6.1 Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

             (a) all references in this Agreement to designated "Articles," "Sections" and other subdivisions, or to designated "Exhibits," "Schedules" or "Appendices," are to the designated Articles, Sections and other subdivisions of, or the designated Exhibits, Schedules or Appendices to, this Agreement;

             (b) references to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

             (c) references to any agreement, document or instrument means such agreement, document or instrument as Amended and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, annexes, appendices, exhibits, schedules and other attachments thereto;

             (d) references to "dollars" or "cash", and the "$" symbol, are references to the lawful money of the United States of America;

             (e) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding";

             (f) the words "include," "includes," and "including" shall be deemed to be followed by "without limitation";

             (g) the term "or" shall not be exclusive;

             (h) pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender;

             (i) whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa; and

             (j) the words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         6.2 Titles and Headings. The section and paragraph titles and headings contained herein are inserted purely as a matter of convenience and for ease of reference and shall be disregarded for all other purposes, including the construction, interpretation or enforcement of this Agreement or any of its terms or provisions.

         6.3 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. Each of the parties hereto acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

         6.4 Assignment. DGSE may assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Without limiting the generality of Section 1.7, none of the Stockholders may assign any of its rights or interests or delegate any of its duties or obligations under this Agreement without the prior written consent of DGSE, which consent may be withheld in DGSE's sole and absolute discretion. The Stockholder Agent may assign and delegate its rights, powers, obligations and duties under this Agreement only as provided in Section 8.5 of the Merger Agreement. The Escrow Agent may assign and delegate its rights, powers, obligations and duties under this Agreement only as provided in Section 4.9. Any purported assignment not in full compliance with this Section 6.4 shall be null and void and of no force or effect ab initio. Subject to the sentence next preceding, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and express beneficiaries hereof and their respective successors and permitted assigns

         6.5 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by DGSE, the Stockholder Agent and, if adversely affected thereby, the Escrow Agent; provided, however, that DGSE shall have the right to amend Exhibit A by written notice to the Escrow Agent and Stockholder Agent to the extent (i) Exhibit A does not accurately or completely list the Stockholders of Superior or their stock ownership immediately prior to the Merger, (ii) any Stockholder changes its current mailing address (it being agreed that the Stockholder Agent may certify to DGSE from time to time a new address of any Stockholder), (iii) any Stockholder delivers the required stock certificate or affidavit in lieu thereof, or (iv) a Stockholder sells, assigns or otherwise Transfers its interests in the Escrow Account, or any Escrow Cash, Escrow Stocks, Permitted Investments or other assets from time to time held therein, as permitted by Section 1.7. Any modification, amendment, alteration or supplement to the Merger Agreement which has or may have an adverse effect upon the Escrow Agent shall not be effective for purposes of this Agreement absent the written consent of the Escrow Agent, such consent not to be unreasonably withheld.

         6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, tribunal or other governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties agree that such governmental body, arbitrator or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

         6.7 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

         6.8 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) upon receipt if sent via registered or certified mail, return receipt requested, in the U.S. mails, postage prepaid, (ii) when sent if sent by facsimile or email; provided, however, that the facsimile or email is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following delivery to a reputable national courier service for overnight delivery; and in each case, addressed to a party (1) with respect to DGSE or the Stockholder Agent, at the address set forth for it in Section 10.1 (Notices) of the Merger Agreement, and
(2) with respect to the Escrow Agent, at the following address:

             [ ESCROW AGENT ]
             [address]
             Tel:
             Fax:
             Email:

Or in each case to such other address, email address or fax number as the party to whom the notice, request, instruction or other document is given may have previously furnished to the other parties in writing in the manner set forth in this Section 6.8.

         6.9 Governing Law. This Agreement and the performance of the transactions and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts negotiated, executed and to be performed entirely within such State.

         6.10 Entire Agreement. This Agreement, and to the extent of the definitions defined in the Merger Agreement and used herein, the Merger Agreement, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this Agreement. In case of any conflict between the Merger Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

         6.11 Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement, the Indemnified Parties and the Stockholders, and their respective permitted successors and assigns, and no other Person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

         6.12 Jurisdiction; No Jury Trial; Service of Process. The terms and provisions of Section 10.7 (d) (Waiver of Trial by Jury) of the Merger Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.

         6.13 Submission to Jurisdiction; No Jury Trial. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in any court of competent jurisdiction in the County of Dallas, Texas. ALL PARTIES HERETO AND EXPRESS BENEFICIARIES HEREOF HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HERETO

AND EXPRESS BENEFICIARIES HEREOF HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

         6.14 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

         6.15 Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                           DGSE COMPANIES, INC.


                                           By:
                                              ----------------------------------
                                              Dr. L.S. Smith
                                              Chief Executive Officer


                                           STANFORD INTERNATIONAL BANK, LTD., as
                                             Stockholder Agent


                                           By:
                                              ----------------------------------
                                              James M. Davis
                                              Chief Financial Officer


                                           [ ESCROW AGENT ]


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT A

                              SUPERIOR STOCKHOLDERS

                          Superior Share            Delivered Stock Certificates
Stockholder    Address      Ownership       TIN     or Affidavit in Lieu Thereof

                                                                 [_]

                                                                 [_]

                                                                       EXHIBIT B

                                ESCROW AGENT FEES

                                                                       EXHIBIT C

                               RESTRICTIVE LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND OTHER ESCROW PROVISIONS SET FORTH IN: (1) AN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, MADE AND ENTERED INTO AS OF JANUARY __, 2007, BY AND AMONG DGSE COMPANIES, INC., DGSE MERGER CORP., SUPERIOR GALLERIES, INC., AND STANFORD INTERNATIONAL BANK, LTD., AS STOCKHOLDER AGENT (TOGETHER WITH ITS SUCCESSOR IN SUCH CAPACITY, THE "STOCKHOLDER AGENT"); AND (2) AN ESCROW AGREEMENT, BY AND AMONG DGSE COMPANIES, INC., [ESCROW AGENT], AS ESCROW AGENT, AND THE STOCKHOLDER AGENT, MADE AND ENTERED INTO AS OF __________ __, 2007. COPIES OF THE AFORESAID AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF DGSE COMPANIES, INC. AND SHALL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST.